Exhibit 10.9

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GRANT-BACK AND TECHNOLOGY LICENSE AGREEMENT

This Grant-Back and Technology License Agreement (“Agreement”) is effective as of the Effective Date and is by and between The Dow Chemical Company (“Dow”), a Delaware corporation having its principal offices at 2030 Dow Center, Midland, MI, 48674 USA and Pfenex Inc., a Delaware corporation (hereinafter “Pfenex”) having a principal place of business at 5501 Oberlin Drive, San Diego, CA.

RECITALS

WHEREAS, The Dow Chemical Company and Dow Global Technologies Inc., own or control the rights to certain intellectual property related to Pseudomonas fluorescens expression technology and made substantial patented and unpatented improvements to such technology, now generally known as “Pfēnex Expression Technology”;

WHEREAS, Dow owns the rights to certain intellectual property related to virus like particles; and

WHEREAS, those certain intellectual property related to Pseudomonas fluorescens expression technology and virus like particles and related know-how are contributed, assigned and transferred to Pfenex concurrently with this Agreement pursuant to that certain Contribution, Assignment and Assumption Agreement between The Dow Chemical Company and Dow Global Technologies Inc. and Pfenex Inc., dated as of the Effective Date (the “Contribution Agreement”) and that certain Technology Assignment Agreement between the Parties dated as of the Effective Date (the “Technology Assignment Agreement”) with the condition of Dow receiving a license back under such patents and related know-how for licenses already granted and for the development and commercial production of certain products (as described below) for uses as defined under the terms and conditions of this Agreement.

Accordingly, in consideration of the premises and the mutual covenants of this Agreement, the Parties hereto agree as follows:

Article 1	DEFINITIONS

1.01 Affiliates: “Affiliates” shall mean, with respect to a Party, any entity that, directly or indirectly through one or more intermediates, controls, is controlled by or is under

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common control with such Party, where “controls”, “controlled by”, and “is under common control” means ownership, directly or indirectly, of fifty percent (50%) or more of the voting equity interest in the entity or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that entity, whether through ownership or voting securities, by contract or otherwise.

1.02 Biological Material: “Biological Material” shall mean those certain proprietary strains of transformed Pseudomonas fluorescens genetically engineered to express Product transferred to DowAgrosciences LLC (hereinafter “DAS”) pursuant to that certain Technology License Agreement between Dow Global Technologies Inc. and DAS, dated January 7, 2009 (the “DGTI-DAS Agreement”). It includes proprietary strains of Pseudomonas fluorescens, proprietary plasmids and expression vectors for transforming Pseudomonas fluorescens, proprietary nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens, and proprietary plasmids and expression vectors for transforming Pseudomonas fluorescens to express Product, and proprietary nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens that express Product.

1.03 Calendar Year: “Calendar Year” shall mean the period of time commencing on January 1st and ending December 31st.

1.04 Confidential Information: “Confidential Information” shall mean any and all proprietary information including know-how, data, intellectual property, trade secrets, and other physical materials, and information (including without limitation, information related to technical, business, including customer names, information or addresses, and intellectual property matters), including information contained in Biological Material, Patents, Know-How, Product, Human Diagnostic Product, Pfenex Product and other information and know-how related to a Product, Human Diagnostic Product or Pfenex Product owned or held by a Party to this Agreement, now and in the future which is disclosed by such Party to the other Party in connection with this Agreement. The Confidential Information shall include proprietary information disclosed in writing or other tangible form, including samples of materials. If Confidential Information is disclosed orally, the Confidential Information shall be summarized in written form within thirty (30) days by the disclosing Party and a copy provided to the recipient.

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1.05 Effective Date: “Effective Date” shall mean November 30, 2009.

1.06 Dow Field: “Field” shall mean the following three fields:

1.06.01 Field 1 shall mean (i) bio-energy, bio-feedstocks, bio-fuels, biopolymers, industrial biotechnology (including, but not limited to, industrial enzymes), agriculture (including, but not limited to, creating any organism to test for and provide pest control, delivery vehicles, trait modulation, etc.), pesticides, biocides, animal health vaccines, nutrition (including, but not limited to food, foodstuff, animal feed, etc.), cosmetics, chemicals, biomass, energy (including, but not limited to, oil, gas remediation or tertiary recovery), environmental uses (including, but not limited to, environmental diagnostics, including sensing and/or quantifying the presence of one or more environmental parameters such as metals, pesticides or various physical factors, snow nucleation, microbial mining or tertiary recovery of metals), bioremediation (including, but not limited to, contaminant clean-ups), small molecules outside of human therapeutic applications, including but not limited to, secondary metabolites, antimicrobial peptides, etc., cleaners, water treatment, plastics, enzymes for the synthesis of non-pharmaceutical chiral compounds; (ii) research and development tools applicable to the above fields as described in this subsection 1.06.01 (such as synthetic biology, utilizing RNAi, etc.), diagnostics and diagnostic reagents for the above fields as described in this subsection 1.06.01; and (iii) research services and/or materials in the above fields as described in this subsection 1.06.01.

1.06.02 Field 2 shall mean (i) animal health therapeutics and diagnostics and research services in the foregoing field; (ii) diagnostics and diagnostic reagents for use as part of a Human Diagnostic Product; and (iii) materials in the above fields as described in this subsection 1.06.02.

1.06.03 Field 3 shall mean (i) biocatalysts (enzymes for synthesis of chiral pharmaceutical compounds); (ii) diagnostics and diagnostic reagents for the above field as described in this subsection 1.06.03; and (iii) research services and/or materials in the above field as described in this subsection 1.06.03.

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1.07 Know-How: “Know-How” shall mean technical information and materials, including without limitation, technology, reports, data, bacterial strains, genetic constructs, computer software and algorithms for controlling fermentation vessels and related equipment, chemicals, inventions (patentable or otherwise), practices, methods, knowledge, know-how, skill, and experience.

1.08 Licensed Know-How: “Licensed Know-How” shall mean the Licensed Pfēnex Expression Technology™ Know-How and the Licensed Virus-Like Particle Know-How.

1.08.01 Licensed Pfēnex Expression Technology™ Know-How: “Pfēnex Expression Technology™ Know-How” shall mean Know-How that are related directly or indirectly to the Biological Material used for the bacterial expression technology related to Pseudomonas fluorescens and that are assigned to Pfenex pursuant to the Contribution Agreement or the Technology Assignment Agreement.

1.08.02 Licensed Virus-Like Particle Know-How: “Virus-Like Particle Know-How” shall mean Know-How that are related directly or indirectly to the Biological Material used for producing virus-like particles in the bacterial expression technology related to Pseudomonas fluorescens and that are assigned to Pfenex pursuant to the Contribution Agreement or the Technology Assignment Agreement.

1.09 Licensed Patents: “Licensed Patents” shall mean the Licensed Pfēnex Expression Technology™ Patents and the Licensed Virus-Like Particle Patents.

1.09.01 Licensed Pfēnex Expression Technology™ Patents: “Licensed Pfēnex Expression Technology™ Patents” shall mean the patents and patent applications associated with, or related to bacterial expression technology related to

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Pseudomonas fluorescens and that are assigned to Pfenex pursuant to the Contribution Agreement or the Technology Assignment Agreement and listed on Schedule 1.11.01 attached hereto.

1.09.02 Licensed Virus-Like Particle Patents: “Licensed Virus-Like Particle Patents” shall mean the patents and patent applications associated with, or related to producing virus like particles in the bacterial expression technology related to Pseudomonas fluorescens and that are assigned to Pfenex pursuant to the Contribution Agreement or the Technology Assignment Agreement and listed on Schedule 1.11.02 attached hereto.

1.10 Licensed Technology: “Licensed Technology” shall mean the Licensed Know-How and the Licensed Patents.

1.11 Licensed Territory: “Licensed Territory” shall mean the world.

1.12 Parties: “Parties” shall mean collectively Pfenex and Dow.

1.13 Party: “Party” shall mean either Pfenex or Dow, as the case may be.

1.14 Patents: “Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, supplementary protection certificates, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world.

1.15 Pfenex Product: “Pfenex Product” shall mean any substance produced using any portion of the Know-How within the Transferred Assets (as defined under the Contribution Agreement) or which would fall within the scope of the Patents within the Transferred Assets.

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1.16 Product: “Product” shall mean any substance produced for use in the Dow Field using any portion of the Licensed Know-How rights granted herein or which would infringe the Licensed Patents absent the license rights granted in this Agreement, except for a Human Diagnostic Product.

1.16.01 “Human Diagnostic Product” shall mean any human diagnostic product or diagnostic reagent, in each case, marketed by Dow and sold as part of a kit, device or system that is proprietary to Dow, with respect to which Dow has development and commercialization rights at the time of sale of such Human Diagnostic Product.

1.17 Third Party: “Third Party” shall mean any person, organization, firm, corporation, partnership or entity other than Pfenex, Dow and their respective Affiliates.

1.18 Third Party In-License Agreements: “Third Party In-License Agreements” shall mean the agreements pursuant to which Pfenex assumed a license from a Third Party under Patents or Know-How within the Licensed Technology that were assigned to Pfenex pursuant to the Contribution Agreement.

1.19 Third Party Out-License Agreements: “Third Party Out-License Agreements” shall mean the agreements pursuant to which Pfenex assumed a license to a Third Party under Patents or Know-How within the Licensed Technology that were assigned to Pfenex pursuant to the Contribution Agreement.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term as set forth under the Contribution Agreement.

Article 2	LICENSE GRANT AND TRANSFER OF BIOLOGICAL MATERIAL

2.01 Grant to Dow:

2.01.01 Exclusive: Subject to the terms and conditions of this Agreement (including Section 2.05) and the Third Party Out-License Agreements, Pfenex hereby grants to Dow and/or any of its Affiliates (for as long as such Party remains an Affiliate) in Field 1 a royalty free, exclusive (even as to Pfenex and subject to other licenses already granted), sublicensable license under the Licensed Technology to use the Biological Material to make, have made (subject to Section 2.05), use, have used, import, have imported, sell, have sold, export, have exported, and offer for sale Products, for use in Field 1.

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2.01.02 Non-Exclusive: Subject to the terms and conditions of this Agreement (including Section 2.05) and the Third Party Out-License Agreements, Pfenex hereby grants to Dow and/or any of its Affiliates (for as long as such Party remains an Affiliate) in Field 2 a royalty free non-exclusive, sublicensable license under the Licensed Technology to use the Biological Material to make, have made, use, have used, import, have imported, sell, have sold, export, have exported, and offer for sale Products and Human Diagnostic Products, for use in Field 2 and subject to known preexisting licenses as of the Effective Date.

2.01.03 Exclusive except for Pfenex produced Products: Subject to the terms and conditions of this Agreement (including Section 2.05) and the Third Party Out-License Agreements, Pfenex hereby grants to Dow and/or any of its Affiliates (for as long as such Party remains an Affiliate) in Field 3, an exclusive, except for Pfenex Products produced by or on behalf of Pfenex or acquired or licensed in by Pfenex, sublicensable royalty free license under the Licensed Technology to use the Biological Material to make, have made, use, have used, import, have imported, sell, have sold, export, have exported, and offer for sale Products, for use in Field 3.

2.01.04 No License Outside the Field. Except for the rights expressly granted under this Agreement, and any rights expressly granted under any agreement as made available to Pfenex and listed on Schedule 1.17 of the Contribution Agreement (and as may be amended from time to time) pursuant to which Dow granted a license prior to the Effective Date under Patents and/or Know-How within the Licensed Technology and/or transferred prior to the Effective Date Biological Material to a Third Party (each, a “Dow Out-License Agreement”), no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Pfenex to Dow. It is understood and agreed that the licenses set forth herein do not convey any license to practice the Licensed Technology for any use outside the Dow Field, and without limitation specifically excludes any use of the Biological Material or Licensed Technology to generate, identify or create products used, or intended for use,

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outside the Dow Field as expressly licensed under Sections 2.01.01, 2.01.02, and 2.01.03. Accordingly, Dow and/or any of its Affiliates, (in each case, as permitted pursuant to Section 2.05), shall not, and shall not authorize, facilitate or assist any Third Party to, practice, use or otherwise exploit any of the Biological Material or Licensed Technology or any other intellectual property right of Pfenex or develop, commercialize or otherwise exploit any products, in each case, for any uses other than the Dow Field as expressly licensed under Sections 2.01.01, 2.01.02, and 2.01.03. For the purposes of clarity, Pfenex shall not use the Licensed Technology to develop or commercialize Products in Field 1 in violation of the exclusive license grant set forth in Section 2.01.01.

2.01.05 Third Party In-License Agreements: Dow acknowledges that, with respect to the Licensed Technology and Biological Material licensed to Pfenex pursuant to a Third Party In-License Agreement, the license by Pfenex to Dow is subject and subordinate to all restrictions and obligations set forth in such Third Party In-License Agreement, and that any breach of such restrictions and obligations under Third Party In-License Agreements by Dow and/or any of its Affiliates may result in damage to Pfenex or other licensees of Pfenex with respect to the subject of such patents, know-how or material, which may include loss of license rights thereto or monetary damages. Pfenex will be responsible for all payments related to Third Party In-License Agreements; except that Dow shall be responsible for any amounts due for the grant of a sublicense to Dow or any of its Affiliates under any Third Party In-License Agreements or practice of such sublicense by Dow or any of its Affiliates, (in each case, as permitted pursuant to Section 2.05) (which payments may include milestone payments or royalties on product sales), and shall comply with the terms of such Third Party In-License Agreements applicable to sublicensees thereunder.

2.02 Enforcement of Dow Out-License Agreements.

2.02.01 Third Party Beneficiary. The Parties acknowledge that DGTI and DowAgrosciences LLC (hereinafter “DAS”) retain certain Dow Out-License

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Agreements under which such entity has granted licenses under the Licensed Technology and/or transferred the Biological Material to a Third Party(ies) prior to the Effective Date and that any breach of the obligations and restrictions of the Dow Out-License Agreements by the applicable Third Party(ies) may result in monetary damages, loss of license rights, loss of profits or business or other economic harm to Pfenex. Therefore, prior to, or shortly after the Closing Date, Dow shall request, and shall use reasonable efforts to cause DAS to request, as applicable, the counter-party’s consent to amend each of the Dow Out-License Agreements, in writing, signed by the authorized representatives of the parties thereto to identify Pfenex as an intended third party beneficiary under such Dow Out-License Agreements with respect to any breach of contract that adversely affects Pfenex’s rights under the Transaction Agreements and to permit Pfenex to enforce such rights and pursue all remedies with respect to that breach as permitted under applicable law (each such amendment, a “Third Party Beneficiary Amendment”). In the event that Dow is unable to amend, or unable to cause DAS to amend, as applicable, any Dow Out-License Agreement in accordance with this Section 2.02.01, Dow shall promptly notify, or shall use reasonable efforts to cause DAS to promptly notify, as applicable, Pfenex of any breach of the obligations and restrictions of such Dow Out-License Agreement by the applicable Third Party that adversely affects Pfenex’s rights under the Transaction Agreements. As reasonably requested by Pfenex, and at Pfenex’s expense, Dow shall enforce, or shall use reasonable efforts to cause DAS to enforce, as applicable, such breach or seek other rights or remedies, including any equitable or provisional remedy, against such Third Party until such time the parties to such Dow Out-License Agreement have executed the relevant Third Party Beneficiary Amendment.

2.02.02 Monitoring of Dow Out-License Agreements. Dow shall permit, and shall use reasonable efforts to cause DAS to permit, Henry W. Talbot, Ph.D., or Pfenex’s scientific designee approved by DAS, to act as an unpaid consultant to DAS in reviewing the reports, publications, patent work and other necessary information provided under the License Agreement between TDCC and Diversa

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Corporation, dated December 20, 2003 (the “2003 Pf Agreement”) as required to monitor and audit Diversa’s or its assignee’s and their sublicensees’ compliance with the 2003 Pf Agreement and to alert Dow of any potential activities of such parties that may be inconsistent with the terms and conditions of the Transaction Agreements; provided that Dr. Talbot, or Pfenex’s designee approved by DAS, is bound by confidentiality provisions at least as restrictive as those contained in the 2003 Pf Agreement.

2.03 No Conflict: Dow agrees that, for a period of three (3) years from the Effective Date, it shall not, and shall not authorize, facilitate or assist any of its Affiliates or any Third Party to, develop, research, manufacture, sell, license or otherwise commercialize any Pseudomonas fluorescens based expression technology and/or products, except as permitted under the licenses as expressly granted under Sections 2.01.01, 2.01.02, and 2.01.03 and that prior to any licensing or transferring any of the Biological Material or Licensed Technology to any Affiliate or permitted Third Party sublicensee pursuant to Section 2.05, Dow shall require any such Affiliate to be bound by Sections 2.01, 2.03 and 2.05. Nothing in the forgoing sentence shall be deemed to grant to any Affiliate of Dow any rights under Sections 2.01.01, 2.01.02 or 2.01.03 not expressly granted to such Affiliate by Dow pursuant to this Agreement. Further, the purchase by Dow or a Dow Affiliate of, or the formation of a joint venture by Dow or a Dow Affiliate with, an entity that owns or controls Pseudomonas fluorescens based expression technology prior to such purchase or formation shall not be deemed a violation of this Section 2.03; provided that such technology is incidental to the business involved in to the transaction and Dow and such entity shall otherwise comply with provisions of this Section 2.03 and this Agreement.

2.04 Transfer of Biological Material and Technical Support: The Parties acknowledge that Biological Material was previously transferred to DAS pursuant to the DGTI-DAS Agreement. The Parties further acknowledge that certain materials within the Biological Material have been identified by DAS as incomplete or missing and will be listed on Schedule 2.04 to be attached hereto within thirty (30) days of the Effective Date of this Agreement. Upon execution of this Agreement, in connection with the grant of the

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licenses herein, Pfenex agrees to transfer, or otherwise facilitate such transfer of, the Biological Material listed on Schedule 2.04 within ninety (90) days of its receipt of such schedule, subject to Section 2.04.01. The Parties further acknowledge that any strains of transformed Pseudomonas fluorescens genetically engineered to express Product, including proprietary strains of Pseudomonas fluorescens, proprietary plasmids and expression vectors for transforming Pseudomonas fluorescens, proprietary nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens, and proprietary plasmids and expression vectors for transforming Pseudomonas fluorescens to express Product, and proprietary nucleic acid and protein based probes relating to genetic transformation of Pseudomonas fluorescens that express Product created prior to the Effective Date and since the transfer of Biological Material to DAS will be provided to DAS within ninety (90) days of its receipt of Schedule 2.04, subject to Section 2.04.01. Dow shall notify Pfenex of any materials within the Biological Materials that are non-viable within ninety (90) days of its receipt of the Biological Materials listed on Schedule 2.04 and Pfenex shall replace such materials as soon as practicable; provided that Pfenex shall have no further obligation to provide to Dow any materials within the Biological Material after such 90-day period. The Parties shall mutually agree upon a reasonable allocation of the costs and expenses related to the provision of materials from Pfenex to Dow hereunder without placing any undue burden upon Pfenex to perform other activities in connection with the smooth and continuous operation of its business. The Parties shall further mutually agree upon any technical assistance necessary in connection with such transfer upon reasonable notice during normal business hours, and in a manner that takes into account and accommodates the needs of Pfenex to perform other activities in connection with the smooth and continuous operation of its business. Dow shall reimburse Pfenex for the costs and expenses (including any travel) related to any such technical assistance at Pfenex’s prevailing hourly rate at the time such technical assistance is rendered, within thirty (30) days of the date of each such invoice therefor issued by Pfenex to Dow.

2.04.01 Amendment of DGTI-DAS Agreement. Upon the Effective Date or promptly thereafter, Dow shall amend the DGTI-DAS Agreement by written agreement signed by the authorized representatives of the parties thereto to clarify

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the restrictions under the DGTI-DAS Agreement to be consistent with the restrictions set forth under Section 2.05 of this Agreement. Notwithstanding anything to the contrary, the Parties agree that Dow’s performance of its obligation under this Section 2.04.01 is a condition precedent to Pfenex’s performance of its obligations under Section 2.04, and Pfenex’s obligations to transfer any materials to Dow under Section 2.04 shall not be in force and effect unless and until Dow performs its obligations under this Section 2.04.01 and any time period to perform such obligations shall be tolled unless and until such time Dow has amended the DGTI-DAS Agreement as set forth under this Section 2.04.01.

2.04.02 DISCLAIMER: DOW ACKNOWLEDGES THAT ANY MATERIALS (INCLUDING BIOLOGICAL MATERIAL) PROVIDED TO DOW ARE EXPERIMENTAL IN NATURE AND MAY HAVE UNKNOWN CHARACTERISTICS AND THEREFORE, AND EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ARE PROVIDED “AS IS,” WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

2.05 Sub-Contracting and Sub-Licensing: Dow and/or its Affiliates may engage Third Parties as subcontractors or sublicensees and otherwise grant sublicenses with the rights to authorize further sublicenses under the licenses granted under Sections 2.01.01, 2.01.02, and 2.01.03, subject to Sections 2.05.01 and 2.05.02. Dow and/or its Affiliates may transfer Biological Material and Licensed Technology only as permitted under Section 2.05.01 and 2.05.02 below and solely pursuant to a written agreement containing provisions as protective of Pfenex and the Licensed Technology and Biological Material and Confidential Information as this Agreement (including without limitation those provisions under Sections 2.03, 2.05.01 and 2.05.02).

2.05.01 Contract Manufacturers. Dow and/or any of its Affiliates and any sublicensee (each as permitted under Section 2.05) may engage Third Party contract manufacturers for the purpose of manufacturing Products and/or Human Diagnostic Products owned or controlled by Dow and/or any of its Affiliates and any sublicensee (each as permitted under Section 2.05) and/or to be offered for sale by Dow and/or any of its Affiliates and any sublicensee (each as permitted under Section 2.05); provided that, such Third Party contract manufacturer is located in a country or countries subject to the rule of law and having functioning judicial systems for the enforcement, if necessary, of such obligations.

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2.05.02 Have-Made Rights. Dow and/or any of its Affiliates (each as permitted under Section 2.05) may transfer to, or otherwise enable a Third Party licensee or sublicensee the ability to use all, or part of, the Biological Material or Licensed Technology to perform cloning, genetic engineering, or strain construction services to create production strains for Dow and/or any of its Affiliates or any Third Party licensee or sublicensee (each as permitted under Section 2.05) (“Strain Engineering Services”) subject to the following conditions: (i) Dow and/or any of its Affiliates (each as permitted under Section 2.05) must provide Pfenex a first right of refusal prior to transferring any of the Biological Material or Licensed Technology to perform the Strain Engineering Services in that Pfenex can choose to perform the Strain Engineering Services, provided that Pfenex will perform such services on similar terms, timing, pricing and conditions that Dow has received in writing from a Third Party; (ii) Pfenex will have ten (10) business days to respond to Dow’s or its Affiliate’s request, as applicable, to perform such Strain Engineering Services; and (iii) if Pfenex cannot meet the terms, timing, pricing and conditions that Dow or its Affiliate, as applicable, has received from a Third Party, Dow shall be free to engage the Third Party to perform such services but solely on the terms presented by Dow or its Affiliate, as applicable, to Pfenex; or, alternatively, (iv) Dow may ask for Pfenex to provide terms, timing, pricing and conditions for a project related to the Strain Engineering Services and Pfenex shall provide such terms, timing, pricing and conditions (consistent with terms, timing, pricing and conditions offered by

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Pfenex to other Third Party customers for similar scope of services) within thirty (30) days, and if such terms, timing, pricing and conditions are not acceptable to Dow, Dow may submit a proposal of the project to a Third Party to provide terms, timing, pricing and conditions without disclosing pricing provided by Pfenex; and if such terms, timing, pricing and conditions are acceptable to Dow, Dow may engage the Third Party to perform such services on such terms, provided Dow first gives Pfenex ten (10) business days to match such offer to perform services in accordance with such terms, timing, pricing and conditions. For clarity, if Dow engages such Third Party to perform Strain Engineering Services as permitted in accordance with the procedures set forth above in this Section 2.05.02, then Dow may continue to engage such Third Party to perform additional follow on services based on any production strains developed from such Strain Engineering Services. All information disclosed to Pfenex will be confidential under this clause and cannot be used for any other purpose. Notwithstanding the foregoing, Pfenex hereby authorizes Dow and/or any of its Affiliates (each as permitted under Section 2.05) to transfer Pseudomonas fluorescens strains MB214 and DC454, and plasmids pMYC1803 and pDOW1169 to Third Parties to perform Strain Engineering Services and express and purify experimental and developmental proteins (solely within the Dow Field). The foregoing notwithstanding, Dow and/or any of its Affiliates will not provide such Third Party collaborators periplasmic secretion leaders and proprietary media recipes, except as may be permitted to a Third Party under this Section 2.05.02 after Dow complies with the procedures set forth above in this Section 2.05.02. For clarity, Dow and/or any of its Affiliates (each as permitted under Section 2.05), shall, prior to any transfer of any or all of the Biological Materials or Licensed Technology to a Third Party, comply with the procedures set forth in this Section 2.05.02. Upon a “Pfenex Change of Control”, Dow and/or any of its Affiliates shall no longer be required to offer Pfenex a right of first refusal with respect to the performance of Strain Engineering Services pursuant to this Section 2.05.02. “Pfenex Change of Control” shall mean (a) any transaction or series of related transactions to which Pfenex is a party (including, without limitation, any stock acquisition,

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reorganization, merger or consolidation), in which the holders of the voting share capital of Pfenex immediately prior to such merger cease to Control Pfenex after such transaction or series of related transactions; (b) sale, lease, exclusive license or other conveyance of all or substantially all of the assets of Pfenex to an acquiring entity; or (c) sale by Pfenex of a Controlling interest of Pfenex to an acquiring entity. For purposes of this definition, “Control” and “Controlling” shall mean (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital in such entity or (b) possession, directly or indirectly, of the affirmative power to direct the management and policies of such entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance. For clarity, any individual Third Party contractor engaged by Dow and/or any of its Affiliates to perform Strain Engineering Services on behalf of Dow or its Affiliate, as applicable, at Dow’s or its Affiliate’s facilities, or under the direction of a Dow or Dow Affiliate employee who is on-site, as applicable, shall not be deemed a Third Party under this Section 2.05.02 to whom such transfer of all, or part of, the Biological Material or Licensed Technology would require Dow or its Affiliate, as applicable, to comply with the procedures set forth above in this Section 2.05.02.

Article 3	CONFIDENTIALITY

3.01 Confidential Information: It is anticipated that it will be necessary, in connection with their obligations under this Agreement, for Dow and Pfenex to disclose to each other Confidential Information.

3.02 Confidentiality and Limited Use: With respect to all Confidential Information, both Dow and Pfenex agree as follows, it being understood that “recipient” indicates the Party receiving the confidential, proprietary information from the other “disclosing” Party. Confidential Information provided or disclosed to the recipient pursuant to this Agreement shall remain the property of the disclosing Party. Notwithstanding the foregoing, Confidential Information within the Transferred Assets (as defined under the Contribution Agreement), including any Biological Material and Licensed Know-How,

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shall remain the property of Pfenex. Confidential Information of a Party shall be maintained in confidence by the other Party and shall not be provided or disclosed to Third Parties and, further, shall not be used except for purposes contemplated in this Agreement. Each Party may disclose Confidential Information of the other Party Confidential Information to others to the extent such disclosure is necessary to exercise the rights granted to it, or reserved by it, under this Agreement, prosecute or defend litigation, comply with applicable governmental laws or regulations, or submit information to tax or other governmental authorities. All confidentiality and limited use obligations with respect to the Confidential Information shall terminate fifteen (15) years after the termination date of this Agreement.

3.03 Confidentiality Exceptions: Notwithstanding any provision to the contrary, a Party may disclose Confidential Information of the other Party (including the terms of this Agreement): (i) in connection with an order of a court or other government body or as otherwise required by or in compliance with law or regulations; provided that the disclosing Party provides the other Party with notice and cooperates with the other Party in taking reasonable measures to obtain confidential treatment thereof; (ii) in confidence to recipient’s attorneys, accountants, banks and financial sources and its advisors, or potential business partners or other Third Parties who are under an obligation of confidentiality; or (iii) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in the case of a disclosure under (ii) or (iii) hereof, the person or entity to which disclosure is made is bound to confidentiality on terms that are reasonable and customary under the applicable circumstances. The obligations of confidentiality and limited use shall not apply to any of the Confidential Information which:

3.03.01 is publicly available by publication or other documented means or later becomes likewise publicly available through no act or fault of recipient; or

3.03.02 is already known to recipient before receipt from the disclosing Party other than under an obligation of confidentiality, as demonstrated by recipient’s written records; or

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3.03.03 is made known to recipient by a Third Party who did not obtain it directly or indirectly from the disclosing Party and who does not obligate recipient to hold it in confidence; or

3.03.04 is independently developed by the recipient as evidenced by credible written research records of recipient’s employees or agents who did not have access to the disclosing Party’s Confidential Information.

Specific information should not be deemed to be within any of these exclusions merely because it is embraced by more general information falling within these exclusions.

3.04 Disclosures to Personnel: Recipient agrees to advise those of its officers, directors, employees, associates, agents, consultants, contractors and Affiliates who become aware of the Confidential Information as permitted under Section 3.02, of these confidentiality and limited use obligations and agrees, prior to any disclosure of Confidential Information to such individuals or entities, to make them bound by obligations of confidentiality and limited use no less onerous as those contained in this Agreement. If Dow requests that Pfenex send information and/or materials to a Third Party contractor who is not working at a Dow facility, Dow must make such request in writing to Pfenex and confirm that the Third Party contractor is bound by obligations of confidentiality and limited use no less onerous as those contained in this Agreement.

3.05 Confidential Status of Agreement: Except insofar as required to be disclosed by law, rule, regulation, or order (including any of the rules and regulations of a relevant stock exchange or other governing body, specifically including the Securities & Exchange Commission (SEC)) or as otherwise permitted under Section 3.03: (a) this Agreement, the terms of this Agreement, and all financial records and reports kept and made in accordance with this Agreement, shall be deemed to be Confidential Information subject to the requirements of Sections 3.02, 3.03, and 3.04; and (b) neither Party shall (i) make public disclosures concerning this Agreement, its terms, or financial rights and obligations without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, (ii) respond to a request for

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information concerning this Agreement without informing the other Party before responding to such request, or (iii) publicly disclose financial terms, payments, records or reports kept or made hereunder unless under court order or under regulatory order, in each case after all appeals have been exhausted by the Parties.

3.06 Remedies: Each Party acknowledges and agrees that due to the unique nature of the other Party’s Confidential Information, there may be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow such Party or Third Parties to unfairly compete with such other Party resulting in irreparable harm to such other Party, except as otherwise noted in this Agreement. Therefore, the breaching Party agrees to grant to the non-breaching Party, a world-wide, non-exclusive, sublicensable, irrevocable royalty-free license to make, use, or sell any patentable discovery resulting from the breaching Party filing patent applications related to the non-breaching Party’s Confidential Information in the Party’s field of use. Furthermore, upon any breach or any threat thereof, such other Party shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law. Each Party will notify the other Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware.

Article 4	DISCLAIMERS AND HOLD HARMLESS

4.01 Representations and Warranties: Each Party represents and warrants to the other as of the Effective Date as follows: (i) such Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) such Party has all the necessary corporate power and authority to execute, deliver and perform this Agreement and its obligation hereunder; and (iii) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally and subject to rules of law governing specific performance, injunctive relief and other equitable remedies.

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4.02 No Other Warranties:

NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, REGARDING:

PATENTS (INCLUDING LICENSED PATENTS), KNOW-HOW (INCLUDING LICENSED KNOW-HOW), PRODUCT, HUMAN DIAGNOSTIC PRODUCT AND BIOLOGICAL MATERIAL AND EQUIPMENT (INCLUDING, WITHOUT LIMITATION, THE VALIDITY OR SCOPE OF THE PATENTS) OR INCLUDING, WITHOUT LIMITATION, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THE NON-INFRINGEMENT OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY AS THEY RELATE TO LICENSED TECHNOLOGY.

4.03 Limited Liability: NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, INTERRUPTION OF BUSINESS, PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND SUFFERED BY SUCH OTHER PARTY FOR BREACH HEREOF, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS REGARDLESS OF WHETHER OR NOT THE LOSSES WERE FORESEEABLE, AND REGARDLESS OF THE THEORY OR CAUSE OF ACTION UPON WHICH THE DAMAGES MIGHT BE BASED. FOR CLARITY, NOTHING IN THIS SECTION 4.03 SHALL LIMIT A PARTY’S RIGHT UNDER SECTIONS 4.04 AND 4.05 TO SEEK INDEMNIFICATION OF ACTUAL DAMAGES PAID TO A THIRD PARTY REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE, INTERRUPTION OF BUSINESS, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (BUT EXCLUDING PUNITIVE DAMAGES).

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4.04 Dow Indemnification. Subject to the limitations on liability set forth in Section 4.03 and the procedures set forth in Section 4.06, Dow shall defend, indemnify, and hold Pfenex and its Affiliates and their respective directors, officers, employees, stockholders and agents (collectively, “Pfenex Indemnitees”) harmless, from and against any and all liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) to the extent such Losses arise from (i) any material breach by Dow of this Agreement or (ii) Dow’s, or any of its Affiliates’ (in each case, as permitted pursuant to Section 2.05), use, research, development, sale, manufacture, or commercialization of Products, Human Diagnostic Products or other exploitation of the licenses granted hereunder or other products or technology that Dow or any of its Affiliates (in each case, as permitted pursuant to Section 2.05) discovers, develops, creates, modifies or manufactures under the licenses granted hereunder (each of (i) or (ii), a “Fault of Dow” for purposes of Sections 4.04 and 4.05); but excluding such Losses to the extent they arise from the Fault of Pfenex or arise from the negligence or willful misconduct of Pfenex.

4.05 Pfenex Indemnification. Subject to the limitations on liability set forth in Section 4.03 and the procedures set forth in Section 4.06, Pfenex shall defend, indemnify, and hold Dow and its Affiliates and their respective directors, officers, employees and agents (collectively, “Dow Indemnitees”) harmless, from and against any and all Losses arising out of any claim brought against any Dow Indemnitee by a Third Party to the extent such Losses arise from (i) any material breach by Pfenex of this Agreement or (ii) Pfenex’s or any of its Affiliates’, or licensees’ use, research, development, sale, manufacture, or commercialization of Pfenex Products or other exploitation of the Licensed Technology or Biological Material or any products or technology that Pfenex or any of its Affiliates discovers, develops, creates, modifies or manufactures (a “Fault of Pfenex” for purposes of Sections 4.04 and 4.05); but excluding such Losses to the extent they arise from the Fault of Dow or arise from the negligence or willful misconduct of Dow or any of its Affiliates.

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4.06 Claim for Indemnification. Whenever any claim for indemnification arises under Sections 4.04 or 4.05, Pfenex Indemnitees and the Dow Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of the claim and, when known, the facts constituting the basis for the claim. The Indemnified Party’s failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability to such Indemnified Party unless the Party is prejudiced by the failure to timely notify the Indemnifying Party. The Indemnifying Party has the right to assume the defense and control the disposition of such claim and agrees to reasonably cooperate with the other Party in the handling thereof, provided that Party shall have the right to participate in the defense of such claim at its own expense. The Indemnified Party shall not settle or compromise any claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Party wishes to waive its rights to indemnity. In no event shall either the Indemnified Party or Indemnifying Party settle any claim without the prior written consent of the Indemnified Party if such settlement does not include a release from liability on such claim or if such settlement would involve undertaking an obligation other than the payment of money by the settling Party that would bind or impair the non-settling Party.

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4.07 Insurance: At all times while this Agreement is in effect, Pfenex will procure and maintain, at its own expense and for its own benefit, Comprehensive/ Commercial General Liability Insurance, including coverage for Contractual Liability Errors and Omissions and Products Liability, having a bodily injury, death, and property damage combined single limit of at least $5,000,000 per occurrence. The scope of the Product Liability coverage to be provided is to be similar to standard ISO forms (e.g. 1998 Commercial General Liability ISO form #CG 00 01 01 98 or CG 00 02 01 98). If the insurance to be provided is in a form similar to ISO policy form CG 00 02 01 98 (claims made form), then the policy shall contain an extended reporting period of at least five (5) years; any Retroactive Date under said policy shall be no later than the Effective Date of this Agreement.

4.07.01 Pfenex will furnish Dow a certificate(s) from an insurance carrier or carriers (having a minimum AM Best rating of A-) showing all insurance set forth above. The certificate(s) will include the following statement: “The insurance certified hereunder is applicable to contracts between The Dow Chemical Company and the Insured. This insurance may be canceled or altered only after thirty (30) days written notice to Dow”. The insurance will be endorsed and the certificate(s) will confirm that the insurance (1) names The Dow Chemical Company and its Affiliates as additional insureds with respect to matters arising from this Agreement; (2) provides that such insurance is primary and non-contributing to any liability insurance carried by The Dow Chemical Company; and (3) provides that underwriters and insurance companies of Licensee may not have any right of subrogation against The Dow Chemical Company and its Affiliates. The insurance will contain no more than a typical industry deductible/SIR.

4.07.02 Pfenex agrees to waive any right of recovery against Dow and its Affiliates for any loss or damage of the type covered by the insurance to be procured and maintained under this Agreement regardless of whether or not such insurance is so maintained.

Article 5	PATENTS AND INFRINGEMENT OF DOW’S PATENTS BY THIRD PARTIES

5.01 Inventions:

5.01.01 Ownership of all inventions (whether patentable or not) and other intellectual property made by or on behalf of a Party in connection with this Agreement shall be determined in accordance with inventorship under United States patent law and the obligations of assignment of such subject matter by the relevant inventors to a Party.

5.01.02 Dow and/or any of its Affiliates shall not file any patent applications which disclose Confidential Information of Pfenex that is specifically related to

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Biological Material or Licensed Technology absent written consent from Pfenex, not to be unreasonably withheld. Pfenex will have the right to review all sections and examples relating to Biological Material or Licensed Technology fifteen (15) days before the filing of such patent application (provided there are exemptions for an on-sale bar date or publication), except Dow and/or any of its Affiliates shall have the right to redact Dow Confidential Information or Third Party confidential information relating to Products. Dow and/or any of its Affiliates shall consider in good faith any comments provided by Pfenex during such period, and Dow or its Affiliate, as applicable, at the request of Pfenex, shall remove any Confidential Information of Pfenex from such patent application subject to complying with all applicable laws including but not limited to complying with patent office standards for enablement, written description and best mode requirements.

5.02 Prosecution and Maintenance of Patents.

5.02.01 Control of Prosecution. As between the Parties, Pfenex shall control the Prosecution and Maintenance of all Licensed Patents. Notwithstanding the foregoing, Pfenex agrees to: (i) provide Dow with copies of all patent applications, continuations, divisionals, re-examinations, any and all office actions, reissues and requests for patent term extensions and the like including foreign counterparts thereof in existence as of the Effective Date and within the Licensed Patents, at least fifteen (15) business days before the due date for comment; and (ii) consult in good faith with Dow regarding such matters with respect to a Dow Field. For the purposes of this Section 5.02, “Prosecution and Maintenance” (including variations such as “Prosecute and Maintain”) shall mean, with respect to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as continuations, divisionals, re-examinations, reissues and requests for patent term extensions and the like with respect to such Patent, together with the conduct of interferences, oppositions and other similar proceedings with respect to such Patent.

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5.02.02 In the event Pfenex decides to abandon an application or patent within the Licensed Patents that relates to a Dow Field, Pfenex shall provide Dow fifteen (15) days notice in which Dow will have the right to Prosecute and Maintain any such application or patent at its own cost. For the purposes of 5.02.01(a), “abandon” will include abandoning the Prosecution and Maintenance of a particular Patent without filing a divisional, continuation, continuation-in-part or foreign counterpart for such abandoned Patent.

5.02.03 Cooperation. Both Parties shall cooperate with each other in connection with all activities relating to the Prosecution and Maintenance of the Licensed Patents.

5.03 Enforcement.

5.03.01 Notice. In the event that either Party reasonably believes that any Licensed Patent is being infringed by a Third Party, or is subject to a declaratory judgment action arising from such infringement, in each case with respect to the manufacture, sale or use of a product for use in or outside the Dow Field (an “Infringing Product”), such Party shall promptly notify the other Party.

5.03.02 Initiating Enforcement Actions. Dow and/or any of its Affiliates shall have the sole right (but not the obligation), at its own expense, to enforce the Licensed Patents, or to defend any declaratory judgment action with respect to the Licensed Patents (each, an “Enforcement Action”) in cases where the Infringing Product is marketed and sold for use in Field 1 and Field 3. Dow shall promptly provide notice to Pfenex in writing after taking any action to enforce, or threat to enforce, or defend any Enforcement Action. To the extent practicable, Dow agrees to: (i) provide Pfenex with copies of and an opportunity to review and comment on all material communications, motions, filings, briefs, submissions and the like regarding the validity, enforcement (including ownership) and scope (including claim construction) of any of the Licensed Patents, at Pfenex’s expense, subject to confidentiality obligations not to disclose Dow Confidential Information, at least fifteen (15) business days before the due date for filing or

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comment. Dow shall consider in good faith any comments provided by Pfenex regarding such matters. The ability to provide such advice shall expire with a change of control. Pfenex shall have the right (but not the obligation), at its own expense, to enforce the Licensed Patents, or to defend any declaratory judgment action with respect thereto, in all other cases, including in cases where the Infringing Product is marketed and sold for use in, and is used in, Field 2. If Pfenex elects not to enforce or defend an Enforcement Action in a case where the Infringing Product is marketed and sold solely for use in, and is used solely in, Field 2, within ninety (90) days after its receipt of a request from Dow to do so, Dow shall thereafter have the right, at its own expense, to either initiate and prosecute such action or to control the defense of such declaratory judgment action in its own name.

5.03.03 Cooperation. Without limiting any rights of comment and review in Section 5.03.02, the Party initiating or defending any Enforcement Action pursuant to this Section 5.03 shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice and at its own expense. Notwithstanding the foregoing right to participate in any Enforcement Action, the Parties shall assist one another and cooperate in any such Enforcement Action, as reasonably requested by the Party initiating such Enforcement Action, at such Party’s expense.

5.04 Third Party Intellectual Property: Dow shall be responsible, at its own expense, for obtaining any and all rights or licenses to intellectual property and intellectual property rights of Third Parties, in addition to such rights of Third Parties that may be included under the licenses granted hereunder, that may be necessary or useful for the research, manufacture, development, or commercialization of Products or Human Diagnostic Products for use in the Dow Field as expressly licensed under Sections 2.01.01, 2.01.02, and 2.01.03, and for all payments owed to Third Parties with respect to such rights or licenses.

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5.05 Invalidity of Patents: If, at any time during this Agreement, Pfenex shall be unable to uphold the validity of any of the Patents within the Licensed Technology against any alleged infringer, Dow shall not have or assert any damage claim or a claim for refund or reimbursement against Pfenex.

Article 6	ASSIGNABILITY/SUCCESSION/CHANGE IN CONTROL

6.01 Dow Assignability: This Agreement may not be assigned or otherwise transferred, in whole or in part, by Dow to any Third Party without the written consent of Pfenex, not to be unreasonably withheld. Notwithstanding the foregoing, Dow may assign this Agreement, in whole or in part, without the written consent of Pfenex, to (i) an Affiliate (solely to the extent such Party remains an Affiliate) or (ii) an entity that acquires all or substantially all of the assets and business of Dow within a Dow Field (i.e., Field 1, Field 2 or Field 3). However, no assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement.

6.02 Pfenex Assignability: This Agreement may be assigned or otherwise transferred, in whole or in any one of two parts as they relate to i) pseudomonas fluorescens expression technology or ii) virus like particle technology, by Pfenex in connection with the reorganization, consolidation, spin-off, sale or transfer of assets related to that portion of the business pertaining to the subject matter of this Agreement, either alone or in conjunction with other Pfenex businesses, without the consent of Dow. In addition, Pfenex shall have the right to assign its respective rights or obligations and delegate its performance hereunder, in whole or in part, to any of its Affiliates without the consent of Dow. In either event, the assignee shall agree in writing to be bound by all the terms of this Agreement.

6.03 General Assignment Terms. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except for assignments expressly permitted under this Article 6, any attempted assignment or transfer of this Agreement shall be null and void.

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6.04 Performance by Affiliates. The Parties recognize that the grant of licenses under Section 2.01 are made to Dow and its Affiliates and that each Party may perform some or all of its obligations under this Agreement through Affiliates or may exercise some or all of its rights under this Agreement through Affiliates, provided, however, that each Party shall remain responsible and be guarantor of the performance by its Affiliates, subject to any Dow Out-License Agreement, and Dow shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular and without limitation, subject to any Dow Out-License Agreement, (i) all Affiliates of a Party that receive Confidential Information of the other Party pursuant to this Agreement shall be governed and bound by all obligations set forth in Article 3, and (ii) all Affiliates of Dow that have access to any of the Biological Material or Licensed Technology shall be governed and bound by all obligations set forth in Sections 2.01.04, 2.01.05, 2.03, 2.05 and Article 5. Each Party will prohibit each of its Affiliates, subject to any Dow Out-License Agreement, from taking, any action that such Party is prohibited from taking under this Agreement as if such Affiliates were parties to this Agreement.

Article 7	UNITED STATES GOVERNMENT EXPORT CONTROL REGULATIONS

7.01 Export Control Regulations: The Parties acknowledge that, in the course of performing under this Agreement, they may have access to certain information about the production and/or development of certain materials that are subject to export control regulations of the U.S. Department of Commerce and require a specific license from that agency before such technology can be transferred outside the United States or disclosed in the United States to nationals of other countries (unless such individuals have been granted U.S. citizenship, permanent residence, or asylee status) (the “Controlled Technology”). In addition to the obligations imposed by Article 5, each Party agrees not to release Controlled Technology that it may obtain from the other Party unless it is released to (i) a U.S. citizen, (ii) an individual who currently holds permanent resident or asylee status in the United States, or (iii) pursuant to a license granted by the U.S. Department of Commerce.

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Article 8	TERM AND TERMINATION

8.01 Term: Unless previously terminated in accordance with the following provisions of this Article 8, this Agreement is effective as of the Effective Date of this Agreement and shall expire upon the last to expire patent in the Patents licensed hereunder and when any of the trade secrets relating to the Licensed Know-How become public information, unless earlier terminated pursuant to this Article 8. Upon such expiration (but not earlier termination), all rights and licenses granted to Dow hereunder shall become irrevocable.

8.02 Insolvency: Either Party may terminate this Agreement if, at any time:

8.02.01 the other Party makes an assignment for the benefit of creditors or admits in writing its inability generally to pay or is generally not paying its debts as such debts become due;

8.02.02 any decree or order for relief is entered against the other Party under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law;

8.02.03 the other Party petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official, of such other Party or any substantial part of its assets, or commences a voluntary case under the bankruptcy law of any jurisdiction;

8.02.04 any such petition or application is filed, or any such proceedings are commenced, against the other Party and such other Party by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order for relief, order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

8.02.05 any order, judgment or decree is entered in any proceedings against the other Party decreeing the dissolution of such other Party and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days.

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8.03 Effects of Termination/Survival: Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to or upon such expiration or termination. Accordingly, the rights provided under Sections 2.01.04, 2.01.05, 2.02, 2.03, and 5.01 and Articles 3, 4, 6, 9, and 10 shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 8, all rights and obligations of the Parties under this Agreement, including all licenses granted to Dow hereunder, shall terminate upon expiration or termination of this Agreement in its entirety for any reason. Notwithstanding anything herein to the contrary, expiration or termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

Article 9	NOTICES

9.01 Notices: Any notice or other communication required or permitted to be given by either Party under this Agreement shall be given in writing and shall be effective when delivered, if delivered by hand, reputable courier service, facsimile with confirmation of transmission, email with confirmation of receipt or five (5) days after mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each Party at the following addresses or such other address as may be designated by written notice by either Party:

For The Dow Chemical Company:

9330 Zionsville Road

Indianapolis, IN 46268

Attention: General Patent Counsel

Fax: 317-337-4847

Email: jkabramson@dow.com and mdlyons@dow.com

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For Pfenex Inc.:

5501 Oberlin Drive

San Diego, CA

Attention: CEO

Fax: 858-352-4602

Email: [To be designated by written notice to Dow]

with copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

Fax: 206-883-2699

Email: etoshav@wsgr.com

Attention: Effie Toshav

Article 10	MISCELLANEOUS

10.01 Severability: If any clause, provision, or section of this Agreement attached hereto, shall, for any reason, be held illegal, invalid or unenforceable, the Parties shall negotiate in good faith and in accordance with reasonable standards of fair dealing, a valid, legal, and enforceable substitute provision or provisions that most nearly reflect the original intent of the Parties under this Agreement in a manner that is commensurate in magnitude and degree with the changes arising as a result of any such substitute provision or provisions. All other provisions in this Agreement shall remain in full force and effect and shall be construed in order to carry out the original intent of the Parties as nearly as possible (consistent with the necessary reallocation of benefits) and as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.02 Merger of Understanding/Modification: This Agreement, the Transaction Agreements and all Schedules and Exhibits attached hereto and thereto constitute the entire Agreement between the Parties regarding the subject matter hereof and thereof and all prior negotiations and understandings between the Parties are deemed to be merged into this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

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10.03 Force Majeure: Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, terrorism, riot, fire, explosion, accident, flood, sabotage, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements or any other event beyond the reasonable control of such Party; or labor trouble, strike, lockout or injunction (provided that neither of the Parties shall be required to settle a labor dispute against its own best judgment). The Party invoking the provisions of this Section shall give the other Party written notice and full particulars of such force majeure event. Both Pfenex and Dow shall use reasonable business efforts to mitigate the effects of any force majeure on their respective part.

10.04 Relationship of the Parties: The relationship of Pfenex and Dow is strictly one of a contractual relationship and the Parties acknowledge that this Agreement does not create a joint venture, partnership, or the like, between them. Each Party shall always remain independent contractors in its performance of this Agreement. Neither Party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of the other Party to this Agreement for any purpose, and neither Party to this Agreement, nor any person performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party to this Agreement.

10.05 Choice of Law; Submission to Jurisdiction: All questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereto shall be determined in accordance with the laws of the State of California applicable to business arrangements entered into and performed entirely within the State of California.

10.06 Provisions Contrary to Law: In performing this Agreement, the Parties shall comply with all applicable laws and regulations. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

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10.07 Remedies: Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

10.08 Fees: Except as otherwise provided herein, each Party shall bear its own legal fees incurred in connection with the transactions contemplated hereby.

10.09 Headings: Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement.

10.10 Counterparts: This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

10.11 Appendices: The appended Appendices, Schedules and Exhibits, and any modifications or amendments thereof pursuant to Section 10.02, form an integral part of this Agreement.

10.12 Waiver: Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

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10.13 Dispute Resolution:

10.13.01 General. If any dispute arises between the Parties out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach (or alleged breach) thereof (a “Dispute”), then subject to Section 10.14, such Dispute shall be referred to be finally settled by binding arbitration under the Rules of the American Arbitration Association (“AAA”) by three arbitrators having relevant experience in the industry related to the subject matter of this Agreement. Each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within fifteen (15) business days of their appointment, and the decision of the arbitrators shall be final and binding on the Parties hereto.

10.13.02 Decision; Location; Costs. The place of the arbitration proceeding shall be in a neutral location. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrators. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 10.13 within sixty (60) days following the initiation of such arbitration. The arbitrators shall have no authority to award punitive damages to either Party.

10.14 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, that may be necessary to protect the rights or property of that Party. Specifically, the Parties acknowledge a breach of this Agreement may result in irreparable harm to either Party, and either Party will be entitled to seek injunctive and other equitable relief to prevent any breach or the threat of any breach of this Agreement by the other Party without showing or proving actual damages. Notwithstanding, seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable law.

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IN WITNESS WHEREOF, the Parties hereto have understood, agreed to and caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the Effective Date.

THE DOW CHEMICAL COMPANY

By:	/s/ Fernando Ruiz

Name:	Fernando Ruiz

Title:	Corporate Vice President and Treasurer

PFENEX INC.

By:	/s/ Albert Hansen

Name:	Albert Hansen

Title:	President

[Signature Page to Grant Back and Technology License Agreement]

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Schedules

[Attached]